EXHIBIT 12

           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in thousands)


                                                             Three Months ended September 30,       Nine Months Ended September 30,
                                                             --------------------------------    ---------------------------------
                                                                  1997                1996                1997           1996
                                                                -----------         -----------          ----------    ---------

Net income before extraordinary item                             $23,309              $9,818            $55,099         $27,544

Add:
  Portion of rents representative
    of the interest factor                                            111                  62                301             177
  Interest on indebtedness                                         19,346              13,530             58,265          35,413
                                                               -----------      --------------      -------------    -----------
    Earnings                                                      $42,766             $23,410           $113,665         $63,134
                                                               ===========      ==============      =============    ===========

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                        $19,346             $13,530            $58,265         $35,413
  Capitalized interest                                                852                 143              2,082             397
  Portion of rents representative
    of the interest factor                                            111                  62                301             177
                                                              ------------    ----------------     --------------    -----------
     Fixed charges                                                 20,309              13,735             60,648          35,987
                                                              ------------    ----------------     --------------    -----------
Add:
  Preferred stock dividend                                          5,653               2,428             11,692           7,284
                                                              ------------    ----------------     --------------    -----------

     Combined fixed charges and preferred stock dividend          $25,962             $16,163            $72,340         $43,271
                                                              ============    ================     ==============    ===========

Ratio of earnings to fixed charges                                   2.11 x              1.70 x             1.87 x          1.75  x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                    1.65                1.45               1.57            1.46
